UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Highmark Funds
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Newsflash

For Broker Dealer Use Only | Not For Use With The Public

Bailard, Inc. Recapitalization of the Parent Company

Special Meeting of Shareholders Scheduled for May 31, 2011

Proxy Proposal:
HighMark Funds will be issuing a proxy on or about April 27, 2011 that could affect the current sub-advisory agreements between HighMark Capital Management, Inc. and Bailard, Inc., the Funds’ sub-adviser for HighMark Cognitive Value Fund, HighMark Enhanced Growth Fund and HighMark International Opportunities Fund.

Background on the Proxy Proposal:
Thomas Bailard, together with his affiliates, own approximately 41% of the outstanding voting securities of Bailard’s parent company. It is the Funds’ understanding that Mr. Bailard, together with his affiliates and one other founder, are proposing to sell a portion of their shares in the parent company to the parent company on or about June 1, 2011 as part of a recapitalization of the parent company.

For additional information please see the attached Q&A or call 1-866-414-6351 or your HighMark National Account Manager Joe Kim, Katie Bell or Chris Danos.

Mutual fund investing involves risk, including possible loss of principal. HighMark Funds Distributors, Inc., a wholly-owned subsidiary of BNY Mellon Distributors Inc., is the principal underwriter of HighMark Funds. HighMark Capital Management, Inc., a registered adviser, is a wholly owned subsidiary of Union Bank, N.A., and serves as investment adviser for HighMark Funds. Union Bank, N.A., a subsidiary of UnionBanCal Corporation, provides certain services to the Funds and is compensated for these services. NO BANK GUARANTEE, NOT FDIC INSURED, MAY LOSE VALUE. There is no guarantee that the Funds will meet their stated objectives.

Carefully consider the Funds' investment objectives, risk, and charges and expenses. This and other information can be found in the Funds' prospectus, which may be obtained by calling 1.800.433.6884 or by www.highmarkfunds.com. Read the prospectus carefully before investing.

Q.
WHY ARE NEW SUB-ADVISORY AGREEMENTS FOR HIGHMARK COGNITIVE VALUE FUND, HIGHMARK ENHANCED GROWTH FUND AND HIGHMARK INTERNATIONAL OPPORTUNITIES FUND BETWEEN HIGHMARK CAPITAL MANAGEMENT, INC. (“HCM”) AND BAILARD, INC. (“BAILARD”) BEING PROPOSED FOR APPROVAL?

A.
Bailard is the current sub-adviser of the Funds.  Thomas Bailard, together with his affiliates, own approximately 41% of the outstanding voting securities of Bailard’s parent company.  It is the Funds’ understanding that Mr. Bailard, together with his affiliates and one other founder, are proposing to sell a portion of their shares in the parent company to the parent company on or about June 1, 2011 as part of a recapitalization of the parent company (the “Transaction”), and the Transaction will result in Mr. Bailard, together with his affiliates, reducing their collective ownership of Bailard’s parent company to approximately 10% of such company’s outstanding voting securities.  The Transaction is the type of event that may be considered to be a “change of control” of Bailard under the Investment Company Act of 1940, as amended (the “1940 Act”).  Under the 1940 Act, which regulates investment companies such as HighMark Funds, investment advisory (and sub-advisory) agreements for investment companies are required to terminate automatically upon their assignment, and a “change of control” of an investment adviser (or a sub-adviser) is deemed to cause an assignment of the investment advisory (or sub-advisory) agreements to which the investment adviser (or sub-adviser) is a party.  Consequently, upon the consummation of the Transaction, the current sub-advisory agreements between HCM (the Funds’ investment adviser) and Bailard relating to HighMark Cognitive Value Fund, HighMark Enhanced Growth Fund and HighMark International Opportunities Fund are anticipated to automatically terminate.  The Board of Trustees of the Trust (the “Board”) is proposing new sub-advisory agreements to the shareholders of HighMark Cognitive Value Fund, HighMark Enhanced Growth Fund and HighMark International Opportunities Fund so that the Funds may continue to receive sub-advisory services from Bailard after the anticipated termination of the existing sub-advisory agreements.  Each new sub-advisory agreement being proposed for each of the Funds is nearly identical to each Fund’s current sub-advisory agreement.  No changes in fee rates will result.

Q.	WILL THE FEES CHARGED BY BAILARD UNDER THE SUB-ADVISORY AGREEMENT BE PAID BY THE FUND?
A.	No. The fees to be paid to Bailard under the sub-advisory agreements will be paid by HCM out of the fees that HCM receives as investment adviser to the Fund.
Q.	WHAT IF I DO NOT RETURN MY PROXY VOTING BALLOT?
A.
In order to conduct the Special Meeting with respect to a matter, a quorum of shares of the applicable Fund must be present, in person or by proxy.  A quorum with respect to a matter before the Special Meeting is defined as representation of over 50% of the shares outstanding as of April 11, 2011 entitled to vote on such matter.  Please return the completed proxy ballot as soon as possible.

Q.	HOW DOES THE BOARD SUGGEST THAT I VOTE?
A.	After careful consideration, the Board, including the Trustees who are not “interested persons” as defined in the 1940 Act, recommends that shareholders vote to approve the proposal.
Q.	WHO SHOULD I CALL WITH QUESTIONS ABOUT THIS PROXY STATEMENT?
A.
If you have any questions regarding this proxy statement, please call 1-866-414-6351 and a representative will be available to assist you.  If you have any questions about your account or holdings, please contact your account administrator or investment representative, or call HighMark Funds directly at 1-800-433-6884.